Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Energy Reports Second Quarter 2009 Results

Houston, Texas – August 7, 2009 – Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) reported a net loss of $13.0 million, or $0.25 per share (basic and diluted), for the second quarter of 2009 compared with a net loss of $136.5 million, or $2.90 per share (basic and diluted), during the corresponding period in 2008.  The decrease in the net loss compared to the prior period of $123.5 million was largely due to the $78.6 million of restructuring charges included in the second quarter 2008 results and a $45.4 million gain on the early extinguishment of debt recognized in the second quarter of 2009. Excluding these two items, our net losses for the second quarter of 2009 and 2008 would have been $58.4 million, or $1.13 per share (basic and diluted), and $57.9 million, or $1.23 per share (basic and diluted), respectively.  In addition, results include the impact of the adoption of APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled In Cash Upon Conversion, which was applied retrospectively to all periods presented.

Income from operations was $0.3 million for the second quarter of 2009 compared to a loss from operations of $103.5 million for the corresponding period in 2008.  Excluding the impact of the $78.6 million of restructuring charges during the second quarter of 2008, our loss from operations in the second quarter of 2008 would have been $24.9 million, compared to income from operations of $0.3 million in the second quarter of 2009.  Revenues increased $37.0 million largely as a result of commencement of revenues under a third-party terminal use agreement (“TUA”) on April 1, 2009.  LNG receiving terminal and pipeline development expenses decreased $2.5 million and LNG receiving terminal and pipeline operating expenses and depreciation expenses increased by $8.8 million and $9.5 million, respectively, as the initial 2.6 Bcf/d sendout capacity and 10.1 Bcf storage capacity at the Sabine Pass LNG receiving terminal was placed into service during the second half of 2008.  General and administrative expenses decreased $3.9 million to $15.4 million primarily due to the restructuring initiatives implemented during 2008.  General and administrative expenses include non-cash compensation expenses of approximately $5.0 million in the second quarter of 2009 and $2.8 million in the corresponding period in 2008.

Interest expense increased to $62.0 million in the second quarter of 2009 from $25.6 million in the second quarter of 2008 due to less interest subject to capitalization related to construction and an increase in the average debt outstanding quarter over quarter.

Significant events that occurred during the second quarter 2009 include:

•	receipt of the first capacity reservation fee payment from Chevron U.S.A, Inc. per its TUA that became effective in July 2009,

•	the purchase by our marketing subsidiary, Cheniere Marketing, LLC (“Cheniere Marketing”), of its first commercial cargo for the Sabine Pass LNG receiving terminal, and

•	a reduction of $120.4 million of convertible debt through a series of exchanges of debt for a combined use of $30.0 million cash and 4.0 million common shares.

As of June 30, 2009, the Sabine Pass LNG receiving terminal had begun receiving capacity reservation fee payments from all three of its TUA customers, Total Gas and Power North America, Inc., Chevron U.S.A., Inc. and Cheniere Marketing as the latest TUA commencement date became effective in July 2009.

During the second quarter of 2009, Cheniere Marketing purchased its first commercial LNG cargo.  In line with Cheniere’s risk management strategy, the cargo has been hedged and earnings will be recognized in operating results as sales are realized.

During the second quarter of 2009, Cheniere retired $120.4 million aggregate principal amount of its 2.25% Convertible Senior Unsecured Notes due 2012 in exchange for $30.0 million cash and 4.0 million shares through a series of transactions.  Cheniere issued the shares pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) of such Act.  Due to Cheniere’s retirement of the notes, future interest payments were reduced by approximately $8.7 million.

Sabine Pass LNG Receiving Terminal

The remaining construction of 1.4 Bcf/d sendout capacity and 6.7 Bcf of storage capacity at the Sabine Pass LNG receiving terminal is nearing completion and the LNG receiving terminal is expected to be fully operational with sendout capacity of 4.0 Bcf/d and storage capacity of 16.8 Bcf by the third quarter of 2009.  Total estimated construction costs excluding financing costs are $1.559 billion with costs incurred as of June 30, 2009 totaling $1.499 billion.  Costs are anticipated to be funded with available cash held by Sabine Pass LNG, L.P. (“Sabine Pass”).

Liquidity and Capital Resources

Unrestricted cash and cash equivalents held by Cheniere at June 30, 2009 were $88.9 million.  During the second quarter of 2009, $65.2 million was moved from the TUA reserve account to unrestricted cash and cash equivalents.

Restricted cash and cash equivalents and treasury securities at June 30, 2009 were $265.0 million of which $259.7 million were held at Cheniere Energy Partners, L.P. (“Cheniere Partners”) and $5.3 million were held at Cheniere. Restricted cash held by Cheniere Partners includes approximately $82.4 million in a permanent debt service reserve fund and $13.7 million for one month of interest as required by the Sabine Pass senior notes indenture, $34.9 million available for distributions to Cheniere Partners’ common unitholders and general partner and $128.8 million for construction, working capital and general purposes at Sabine Pass.

Cheniere estimates that it has sufficient liquidity in the form of cash and cash equivalents and working capital to fund operations and pursue its commercial strategy for the next several years.  Cheniere expects approximately $35 million from restricted cash to be released to unrestricted cash during the third quarter of 2009.

Cheniere Energy, Inc. is developing a network of three LNG receiving terminals and related natural gas pipelines along the Gulf Coast of the United States. Cheniere is pursuing related business opportunities both upstream and downstream of the terminals. Cheniere is also the founder and holds a 30% limited partner interest in a fourth LNG receiving terminal. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

For additional information, please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended June 30, 2009, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal and pipeline businesses. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.  Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands) (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		(As adjusted) (2)		(As adjusted) (2)
Revenues
Operating costs and expenses	$37,959	$914	$39,193	$2,391
LNG receiving terminal and pipeline development expenses	91	2,566	—	9,282
LNG receiving terminal and pipeline operating expenses	9,251	416	18,029	416
Oil and gas production and exploration costs	77	138	164	300
Depreciation, depletion and amortization	12,795	3,333	24,857	5,617
General and administrative expenses	15,422	19,364	33,219	50,043
Restructuring charges	—	78,564	—	78,564
Total operating costs and expenses	37,636	104,381	76,269	144,222

Income (Loss) from operations	323	(103,467)	(37,076)	(141,831)

Derivative gain (loss)	762	(11,536)	3,324	(12,366)
Loss from equity method investments	—	(3,000)	—	(4,800)
Gain on early extinguishment of debt	45,363	—	45,363	—
Interest expense, net	(61,959)	(25,612)	(115,209)	(50,212)
Interest income	388	4,801	1,199	14,405
Other income (expense)	46	(34)	(17)	(71)
Income tax benefit	—	—	—	—
Minority interest	2,026	2,305	6,624	3,670
Net loss	$(13,051)	$(136,543)	$(95,792)	$(191,205)

Net loss per common share—basic and diluted	$(0.25)	$(2.90)	$(1.91)	$(4.06)

Weighted average number of common shares outstanding—basic and diluted	51,576	47,129	50,121	47,053

	June 30, 2009 Unaudited	December 31, 2008 (As adjusted) (2)
Cash and Cash Equivalents	$88,946	$102,192
Restricted Cash and Cash Equivalents	147,229	301,550
LNG Inventory	10,699	—
Other Current Assets	21,548	12,850
Non-Current Restricted Cash, Cash Equivalents and Treasury Securities	117,770	159,312
Property, Plant and Equipment, net	2,236,269	2,170,158
Debt Issuance Costs, net	50,840	55,688
Goodwill	76,844	76,844
Other Assets	35,640	41,488
Total Assets	$2,785,785	$2,920,082

Current Liabilities	$83,601	$66,133
Long-Term Debt, net of discount	3,016,320	3,082,362
Deferred Revenue	35,500	37,500
Other Liabilities	14,599	8,141
Non-Controlling Interest	230,342	250,162
Stockholders’ (Deficit) Equity	(594,577)	(524,216)
Total Liabilities and Stockholders’ (Deficit) Equity	$2,785,785	$2,920,082

June 30, 2009	Sabine Pass LNG, L.P.	Cheniere Energy Partners, L.P.	Other Cheniere Energy, Inc.	Consolidated Cheniere Energy, Inc.
Cash and cash equivalents	$—	$—	$88,946	$88,946
Restricted cash, cash equivalents	224,856	34,878	5,265	264,999
Total	$224,856	$34,878	$94,211	$353,945

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended June 30, 2009, filed with the Securities and Exchange Commission.

(2)
Effective January 1, 2009, Cheniere adopted Financial Accounting Standards Board Staff Position Accounting Principles Board No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion.  As such, the Balance Sheet as of December 31, 2008 and Cheniere’s Consolidated Statements of Operations for the three and six months ended June 30, 2008 have been adjusted to reflect this adoption.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259